                                  EXHIBIT 21.1

NAME                                              JURISDICTION
----                                              ------------
Viasystems Technologies Corp.                     Delaware, U.S.A.
Viasystems Canada Inc.                            Quebec, Canada
Viasystems International, Inc.                    Delaware, U.S.A.
Viasystems Group Limited                          England and Wales, U.K.
Chips Acquisition Limited                         England and Wales, U.K.
Viasystems II Limited                             England and Wales, U.K.
Viasystems Tyneside Limited                       England and Wales, U.K.
PCB Investments plc                               England and Wales, U.K.
Viasystems Holdings Limited                       England and Wales, U.K.
Viasystems Selkirk Limited                        Scotland, U.K.